Exhibit 99.1

MULTIMEDIA GAMES, INC. For more information contact: Ginny Shanks Chief Marketing Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES REPORTS FISCAL 2009 THIRD QUARTER REVENUE OF $32.1 MILLION

- Class III Product Rollout Advances with Oklahoma Placements of Sport of Kings® Community Gaming Offering and Casino Commander System and Initiation of California Field Trials -

- Outstanding Borrowings Reduced by $14.1 Million in Third Quarter to $83.4 Million -

AUSTIN, Texas, August 5, 2009 – Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia” or the “Company”) today reported operating results for its fiscal 2009 third quarter ended June 30, 2009.

Summary of 2009 Q3 Results
(In millions, except per share and player terminal data)

	Three Months Ended June 30,
	2009	2008
Revenue	$32.1	$30.3
EBITDA(1)	$15.9	$15.7
Adjusted EBITDA (2)	$18.4	$17.4
Net (loss) income	$(1.2)	$0.2
Diluted (loss) earnings per share	$(0.04)	$0.01
Average installed player terminals:
Class II (Legacy and Reel Time Bingo® games)	2,236	2,352
Oklahoma compact games(3)	6,678	5,305
Mexico	5,408	4,355
Other gaming units(4)	2,578	2,752

(1)
EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net (loss) income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Adjusted EBITDA represents the calculation of EBITDA for the purpose of evaluating compliance with the Company’s credit facility covenants.  Adjusted EBITDA adjusts EBITDA to include interest income, income tax benefits if any, legal costs and settlement fees incurred in the trailing twelve month period related to the settled Diamond Game litigation, non-cash stock option expense and certain non-cash asset impairment charges as provided in the Company’s credit agreement.

(3)	“Oklahoma compact games” includes stand-alone offerings and server-based games.

(4)	“Other gaming units” include those placed in charity halls, Malta, and Rhode Island.

2009 Third Quarter Review
Anthony Sanfilippo, Multimedia’s President and CEO, commented on the fiscal 2009 third quarter, “During the third quarter, Multimedia made further progress in positioning the Company to build shareholder value.  This progress is evidenced by our successful execution against three key strategic initiatives as we: 1) extended for seven years the Company’s agreement to operate the central determinant system for New York State’s video lottery terminals; 2) strengthened our balance sheet through a 14% reduction in credit facility borrowings, while simultaneously amending our credit agreement to allow for a revised definition of adjusted EBITDA on which our covenant compliance is based; and, 3) placed our first series of games directed at the community gaming segment while advancing our overall Class III development, licensing and sales efforts for traditional tribal and commercial casino markets.

“We are pleased with the progress to date in rationalizing selling, general and administrative expenses (“SG&A”) and we continue to actively focus on further cost reduction initiatives.  SG&A expenses declined on a year-over-year basis and on a quarterly sequential basis.  The 24% quarterly sequential SG&A decline resulted in a 26% quarterly sequential EBITDA increase despite the 5.1% revenue decline between the periods.  Quarterly SG&A represented 48.7% of total revenues, the lowest percentage of total revenues in thirteen quarters, marking continued progress against our stated goal of getting this ratio below 50%.”

Multimedia reported fiscal 2009 third quarter revenue of $32.1 million, compared with revenue of $30.3 million in the fiscal 2008 third quarter.  Revenue generated from Oklahoma compact games in the fiscal 2009 third quarter rose 3.3% over the prior year period.  Despite several weeks of venue closures in Mexico due to the outbreak of the H1N1 virus and a significant year-over-year decline in the value of the Mexican peso, revenue generated from the Mexico market only declined 3% compared to the prior year period.  Revenue derived from charity units declined 33% on a year-over-year basis and approximately 22% on a quarterly sequential basis.  Revenue from Class II unit placements declined 24% on a year-over-year basis and approximately 9% on a quarterly sequential basis.  The Company recorded revenue in the fiscal 2009 third quarter of approximately $3.2 million for the recognition of deferred revenue related to the sale of gaming units, a player tracking system and licenses in the State of Washington in fiscal 2008.

Multimedia reported a net loss for the fiscal 2009 third quarter of $1.2 million, or $0.04 per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share, in the prior year period, which included $0.8 in other income.  The fiscal 2009 third quarter net loss is primarily attributable to a 15%, or $2.0 million, year-over-year increase in depreciation and amortization expense related to the growth in the Company’s installed base of player stations which more than offset the 3% reduction in selling, general and administrative expenses and a 66% reduction in net interest expense.  Fiscal 2009 third quarter selling, general and administrative expenses include $0.4 million in non-cash stock based compensation costs, compared to $0.3 million in the year ago period, as well as $0.9 million in impairment charges and reserves compared to $0.3 million in the prior year period.

Activity in Current Markets
Mr. Sanfilippo said, “Multimedia has an expanded presence in the Oklahoma market, primarily reflecting the addition of units earlier this year at the WinStar World Casino (“WinStar”) outside of Dallas and at the River Spirit Casino in Tulsa.  Approximately 32% of our total Oklahoma installed base is placed at WinStar and units added to this facility earlier this year as part of a significant expansion of the property contributed to a 9% year-over-year increase in revenues generated from this property.  WinStar continues to evolve into a premier regional gaming destination and recently began remodeling three older sections of the casino floor.  As a result, we expect to have a significant number of units out of operation at this property in various stages for approximately six months.  While the re-development of these older areas of WinStar will reduce our upcoming revenue from this property, we are implementing strategies, such as shifting several of our top performing games from areas under renovation to other sections of the slot floor that remain open to the public, to mitigate this impact.  In addition, as our Class II units temporarily come out of operation for the remodeling we will update the platform they operate on to allow players to participate in promotional programs once they come back online, which is expected to benefit their future operating performance.

“Late in the third quarter we installed the first bank of Sport of Kings gaming units, Multimedia’s initial product directed at the community gaming slot segment, at WinStar.  This product continues to perform well above house average.  In the fiscal fourth quarter to date, additional Sport of Kings gaming unit placements have come online at the Riverwind Casino and at the Newcastle Gaming Center, with similarly solid performance being achieved through the first few weeks of deployment.

“While the closures of facilities for several weeks during the third quarter impacted our Mexico operations, we remain on track with our plans to drive net revenue improvements in this market while also managing the business to optimize our return on investment.  Our focus on rationalizing and optimizing Multimedia’s floor share percentage at our largest customer’s facilities was instrumental in achieving ongoing reductions in capital investments compared to the prior year period.  Multimedia has a growing installed base in Mexico and as the types of games played in this market continues to evolve, we will work with our customer to update our offerings to in-demand games in a manner that requires prudent additional capital investment.

“Across each of our markets, Multimedia remains focused on managing our installed base through careful analysis of operating trends, game performance, unit mix and the location of our units within each property.  We continue to focus on improving the returns generated from Class II markets.  Our efforts include the conversion of our platform so that players have the ability to participate in player promotions and loyalty programs.  Our ability to improve our performance through this initiative is evidenced by the significantly higher win per day per unit being achieved by the newer games we placed at our largest venue in Alabama earlier this fiscal year compared to older games we have in this facility.”

New Product Field Trials and Rollout Gain Momentum
Mr. Sanfilippo continued, “In addition to the recent commercial deployment of Sport of Kings at three casinos in Oklahoma and the ongoing transition of our Oklahoma installed base mix to strong performing proprietary Class III games in our Player HD gaming cabinet, the first Class III version of our Casino Commander tournament system was installed in Oklahoma last week.  Casino Commander allows operators to run profitable slot tournaments without interrupting players’ access to ‘in revenue’ games, resulting in improved slot floor performance and an enhanced player experience.

“Further, Multimedia is making progress on developing and deploying products for Class III markets not previously addressed by the Company.  Last month we initiated our first field trial for Class III games at a California tribal casino featuring several of our library titles that have been proven performers in other initial Class III market installations.  Later this quarter we will initiate two more field trials in California featuring both library titles and Sport of Kings and late in the quarter we will implement the first field trial of Casino Commander in California.  We are encouraged by the favorable early response to our Class III product portfolio from tribal gaming operators in California as we make progress on our rollout plan for Class III markets.

“While our initial focus is on addressing established Class III markets as we secure necessary licenses and regulatory approvals, our Class III activities will be expanded to focus on new gaming jurisdictions.  As evidenced by the performance of our proprietary Class III products and our Player HD gaming cabinet in their initial market installations, Multimedia has an exciting and innovative portfolio of Class III games to offer casino operators.  Accordingly, as states such as Ohio, Illinois and others, expand and/or create new gaming markets, Multimedia expects to pursue each opportunity that can provide an appropriate return on investment with sufficient product scale through the sale or lease of games and/or as a provider of a central system where applicable.”

Cash Flow Drives Significant Debt Reduction, Balance Sheet Strengthened, Credit Facility Favorably Amended
Improved working capital management resulted in increased cash flow in the fiscal 2009 third quarter.  This cash flow was deployed to reduce outstanding borrowing during the quarter by 14%, or $14.1 million, as outstanding borrowings totaled $83.4 million as of June 30, 2009 compared with $97.5 million as of March 31, 2009.  As previously reported, Multimedia recently amended its credit agreement to allow certain non-recurring items to be added back to the calculation of Adjusted EBITDA for the purpose of evaluating compliance with the covenants in its credit facility.  Reflecting this calculation, Multimedia’s trailing twelve-month Adjusted EBITDA as of June 30, 2009 was $79.4 million (the calculation of trailing twelve month Adjusted EBITDA is presented on page 9 of this press release).

Capital expenditures for the third quarter of fiscal 2009 were $10.0 million, compared with $13.4 million in the year ago period.  Year-to-date capital expenditures of $37.6 million include $25.1 million expended in the first quarter of fiscal 2009.

Adam Chibib, Multimedia’s Chief Financial Officer, commented, “We continue to improve our cash conversion cycle which is helping to strengthen our balance sheet.  With total leverage slightly above 1x trailing twelve month Adjusted EBITDA and the recent amendment to our credit agreement, Multimedia has the financial flexibility to pursue our market expansion and other growth initiatives.”

Mr. Sanfilippo concluded, “Over the last twelve months, Multimedia has successfully executed on our holistic plan to address every level of the organization with the goal of optimizing shareholder value.  The Company continues to make consistent progress on this plan with improved returns being achieved in our current markets, new products progressing in their development and market acceptance, diligent cost controls implemented and higher levels of cash flow resulting in reduced borrowings and greater financial flexibility with a strengthened balance sheet.”

Fiscal Quarter Installed Base Updates
The table below sets forth Multimedia’s end-of-period installed player terminal base by product line or market for the fiscal quarters ended June 30, 2009, March 31, 2009, and June 30, 2008.

Quarter Ended	Class III Units	Reel Time Bingo®	Legacy & Other(1)	Total Class II & Other	Mexico Electronic Bingo Units	Charity Units	Total Units
6/30/2009	6,708	1,997	489	2,486	5,727	2,280	17,201
3/31/2009	6,697	2,153	541	2,694	5,125	2,273	16,789
6/30/2008	5,375	2,132	555	2,687	4,294	2,362	14,718

(1)	“Legacy & Other” includes 252 traditional electronic bingo games installed in certain international markets.

The table below breaks out by product line Multimedia’s end-of-period, Oklahoma installed player terminal base for the fiscal quarters ended June 30, 2009, March 31, 2009, and June 30, 2008.

Quarter Ended	Total Compact Units(1)	Total Class II Units	Total Units
6/30/2009	6,658	895	7,553
3/31/2009	6,647	977	7,624
6/30/2008	5,325	1,104	6,429

(1) “Total Compact Units” includes stand-alone units and server-based games.

2009 Third Quarter Conference Call and Webcast
Multimedia is hosting a conference call and webcast today, August 5, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public.  The conference call number is 719-325-4921 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at http://ir.multimediagames.com/events.cfm.

About the Company
Gaming technology developer and distributor, Multimedia, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia has approximately 17,000 gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  The Company also supplies the central determinant system for approximately 13,000 video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia is focused on the further development of new gaming systems and products for the markets it currently serves as well as for new domestic and international market opportunities.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia's current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “will”, “expect”, “encouraged”, “plan”, “goal”, “project”, “beginning”, “new”, “anticipate”, “planned”, “continue”, “intend”, “can”, “progress”, “pursue”, "believe", “improve”, “result”, “achieve”, “focus”, “initiate” or the negative or other variations thereof or comparable terminology as they relate to Multimedia and its products and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to: future actions; new projects; new products; new strategies; new licensing approvals; new marketing and/or promotional plans; new initiatives; ongoing negotiations to extend the terms of agreements with customers; ability to offer products to customers on a “for sale” basis; and improved future performance, outcomes of contingencies and future financial results of either Multimedia or its customers.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia’s performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to: (i) the adoption of a “for sale” model may adversely impact longer-term revenue from our existing business model; (ii) the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, exchange rate risks, and the gaming and tribal gaming industries in particular; (iii) unfavorable changes in laws, regulatory requirements or unanticipated enforcement action against us, our games or customers, and/or adverse decisions by courts, regulators and/or governmental bodies; (iv) action taken by the Mexican government with regard to the outbreak of H1N1 virus could severely impair our operating results or the value of our assets in Mexico; (v) the Alabama Governor’s Task Force on Illegal Games could conduct additional raids or confiscate additional equipment, or subject the Company to litigation and/or adverse judicial decisions arising from the issuance of conflicting public statements by the Alabama Governor’s office and the Alabama Attorney General’s office regarding the legality of certain types of equipment; (vi) delay or prevention of our entry into new Class III markets due to the inability of Multimedia or its key employees to secure or maintain required licenses or approvals, or other issues; (vii) unfavorable changes in the preferences of our customers or their end users resulting in the removal of our games; (viii) failure to secure favorable outcomes in pending litigation, and consequences to our business, operating results or financial condition (including without limitation possible adverse effects on cost controls, cash flows and compliance with the terms of our credit facility, as amended); (ix) software or hardware malfunction or fraudulent manipulation thereof; (x) inability to successfully introduce new and existing games and/or systems into new and existing markets, including without limitation, Sport of Kings, the Player HD™ gaming cabinet and Casino Commander®; (xi) failure to attract and/or retain key employees; (xii) failure to expand our installed base in certain markets, including, but not limited to, Mexico and Oklahoma, or the failure to achieve improved performance of our games, including those placed in the Mexican and Oklahoma markets; (xiii) management may not be able to effectively implement new operations, finance, sales and marketing initiatives and/or the outcomes of these initiatives may differ materially from their stated objectives.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections of Multimedia’s Annual Report on Form 10-K and elsewhere in Multimedia’s filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS As of June 30, 2009 and September 30, 2008 (In thousands, except share and per-share amounts) (Unaudited)
	June 30,	September 30,
ASSETS	2009	2008
CURRENT ASSETS:
Cash and cash equivalents	$9,438	$6,289
Accounts receivable, net of allowance for doubtful accounts of $1,934 and $1,209, respectively	23,829	23,566
Inventory	3,000	2,445
Deferred contract costs, net	2,142	998
Prepaid expenses and other	2,493	2,170
Current portion of notes receivable, net	15,482	23,072
Federal and state income tax receivable	4,065	2,198
Deferred income taxes	6,398	6,876
Total current assets	66,847	67,614
Restricted cash and long-term investments	804	868
Leased gaming equipment, net	38,915	36,024
Property and equipment, net	57,937	67,329
Long-term portion of notes receivable, net	42,498	46,690
Intangible assets, net	35,647	37,356
Deferred income taxes	19,259	16,902
Other assets	2,432	4,157
Total assets	$264,339	$276,940
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,675	$1,544
Accounts payable and accrued expenses	31,445	29,248
Federal and state income tax payable	—	33
Deferred revenue	4,939	2,640
Total current liabilities	38,059	33,465
Revolving line of credit	16,000	19,000
Long-term debt, less current portion	65,738	66,444
Other long-term liabilities	857	1,131
Deferred revenue, less current portion	3,009	6,168
Total liabilities	123,663	126,208
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized,32,763,421 and 32,511,988 shares issued, and 26,860,004and 26,608,571 shares outstanding, respectively	328	325
Additional paid-in capital	84,938	83,076
Treasury stock, 5,903,417 common shares at cost	(50,128)	(50,128)
Retained earnings	107,103	117,581
Accumulated other comprehensive loss, net	(1,565)	(122)
Total stockholders’ equity	140,676	150,732
Total liabilities and stockholders’ equity	$264,339	$276,940

CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended June 30, 2009 and 2008 (In thousands, except shares and per-share amounts) (Unaudited)
	2009	2008
REVENUES:
Gaming revenue:
Oklahoma compact	$15,045	$14,562
Class II	4,720	6,239
Charity	2,229	3,332
All other(1)	5,356	5,467
Gaming equipment, system sale and lease revenue	3,786	314
Other	993	338
Total revenues	32,129	30,252
OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	2,137	336
Selling, general and administrative expenses	15,650	16,102
Amortization and depreciation	15,581	13,605
Total operating costs and expenses	33,368	30,043
Operating (loss) income	(1,239)	209
OTHER INCOME (EXPENSE):
Interest income	1,156	1,342
Interest expense	(1,390)	(2,031)
Other	-	828
Income (loss) before income taxes	(1,473)	348
Income tax (expense) benefit	313	(184)
Net (loss) income	$(1,160)	$164

Basic (loss) earnings per common share	$(0.04)	$0.01
Diluted (loss) earnings per common share	$(0.04)	$0.01
Shares used in (loss) earnings per common share calculation:
Basic	26,693,006	26,338,774
Diluted	26,693,006	27,153,313

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, Mexico and Malta markets.

CONSOLIDATED STATEMENTS OF OPERATIONS For the Nine Months Ended June 30, 2009 and 2008 (In thousands, except shares and per-share amounts) (Unaudited)
	2009	2008
REVENUES:
Gaming revenue:
Oklahoma compact	$44,174	$40,261
Class II	14,895	21,825
Charity	7,646	11,585
All other(1)	15,734	15,367
Gaming equipment, system sale and lease revenue	9,907	2,463
Other	2,219	1,188
Total revenues	94,575	92,689
OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees	6,311	1,540
Selling, general and administrative expenses	56,387	48,836
Amortization and depreciation	46,085	38,561
Total operating costs and expenses	108,783	88,937
Operating income (loss)	(14,208)	3,752
OTHER INCOME (EXPENSE):
Interest income	3,692	3,612
Interest expense	(5,416)	(6,662)
Other	74	2,038
Income (loss) before income taxes	(15,858)	2,740
Income tax (expense) benefit	5,380	(919)
Net income (loss)	$(10,478)	$1,821

Basic earnings (loss) per share	$(0.39)	$0.07
Diluted earnings (loss) per share	$(0.39)	$0.07
Shares used in earnings per share calculation:
Basic	26,653,093	26,270,676
Diluted	26,653,093	27,241,722

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, Mexico and Malta markets.

Reconciliation of U.S. GAAP Net income to EBITDA and Adjusted EBITDA:

EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia’s past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net income (loss), follows:

Reconciliation of U.S. GAAP Net income (loss) to EBITDA and Adjust EBITDA:
	For the Three Months Ended June 30,
	2009	2008
	(in thousands)
Net income (loss)	$(1,160)	$164
Add back:
Amortization and depreciation	15,581	13,605
Accretion of contract rights(1)	1,588	1,063
Interest expense, net	234	689
Income tax expense (benefit)	(313)	184
EBITDA	15,930	15,705
Add back:
Other(2)	2,518	1,650
Adjusted EBITDA(3)	$18,448	$17,355

Calculation of Trailing Twelve Months Adjusted EBITDA as of June 30, 2009 as Defined in Credit Agreement (in thousands)
Net income (loss)	$(11,921)
Add back:
Amortization and depreciation	60,241
Accretion of contract rights(1)	5,584
Interest expense, net	2,361
Income tax expense (benefit)	(5,997)
EBITDA	50,268
Add back:
Other(2)	29,092
Adjusted EBITDA(3)	$79,360

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

(2)
“Other” relates to interest income, income tax benefits, if any, legal costs and settlement fees incurred in the trailing twelve month period related to the settled Diamond Game litigation, non-cash stock option expense and non-cash asset impairment charges as provided in the Company’s amended credit facility agreement.

(3)	Adjusted EBITDA represents the calculation of EBITDA, as defined in Multimedia’s amended credit agreement, as adjusted, for the purpose of evaluating compliance with the Company’s credit agreement.

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